Exhibit No. 99.1
TRUSTEE STATEMENT OF COMPLIANCE
I, Stacey B. Poindexter, acting on behalf of The Bank of New York Mellon (the “Trustee”), hereby certify, to the best of my knowledge, that the Trustee has fulfilled its obligations as trustee under the trust agreement, dated March 25, 1999, between Corporate Asset Backed Corporation, as depositor, and the Trustee, with respect to the CABCO Trust for J.C. Penney Debentures during the period from January 1, 2008 to December 31, 2008.
Date: March 4, 2009

THE BANK OF NEW YORK, as Trustee of CABCO Trust for J.C. Penney Debentures
By:	/s/ Stacey Poindexter
	Name:	Stacey Poindexter
	Title:	Vice President